EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and
Vice President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS

THIRD QUARTER FISCAL 2010 FINANCIAL RESULTS

•                               Net revenues of $101.3 million for the third quarter of fiscal 2010, an increase of $2.9 million compared to the third quarter of fiscal 2009.

•                               Net income of $3.7 million, or $0.31 per diluted share, for the third quarter of fiscal 2010, compared to net loss of $(10.9) million, or $(0.91) per diluted share, for the third quarter of fiscal 2009.

•                               Regular quarterly cash dividend of $0.20 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, August 5, 2010 — Haynes International, Inc. (NASDAQ GM: HAYN) a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the third quarter of fiscal 2010 and nine months ended June 30, 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share payable September 15, 2010 to stockholders of record as of September 1, 2010.

“Sales activity and overall business conditions in the end markets we serve have continued to improve.  We finally saw some commitments for longer term buys from some key accounts in the quarter, however, most customers continue to make conservative buys on an as-needed basis.  Destocking appears to be essentially complete and inventories are more in line with build rates and end-use demand,” said Mark Comerford, president and Chief Executive Officer.  “Longer term, we’re very encouraged by our increased revenue levels coupled with our expanded backlog.  We’ve redeployed some of our working capital into inventory to support the increased order book and engaged our supermarket system for faster deliveries on higher-volume alloys.”

Quarterly Results

Net Revenues.  Net revenues were $101.3 million in the third quarter of fiscal 2010, an increase of $2.9 million from $98.3 million in the same period of fiscal 2009, due to an increase in volume partially offset by a decrease in the average selling price per pound.   Volume was 4.7 million pounds in the third quarter of fiscal 2010, an increase of 7.9% from 4.4 million pounds in the same period of fiscal 2009.  The aggregate average selling price was $21.44 per pound in the third quarter of fiscal 2010, a decrease of 4.5% from $22.45 per pound in the same period of fiscal 2009.

Cost of Sales. Cost of sales was $84.4 million, or 83.4% of net revenues, in the third quarter of fiscal 2010 compared to $106.5 million, or 108.3% of net revenues, in the same period of fiscal 2009. Cost of sales in the third quarter of fiscal 2010 decreased by $22.1 million as compared to the same period of fiscal 2009 due to lower raw material costs, reduced manufacturing expense, workforce reductions and a modest amount of improved absorption due to improved sheet volume.  Offsetting the decrease in cost of sales as a percentage of net revenue in the third quarter of fiscal 2010 compared to the same period of fiscal 2009 was increased price competition, which negatively impacted net revenue.

Selling, General and Administrative Expense. Selling, general and administrative expense was $9.5 million for the third quarter of fiscal 2010, an increase of $0.6 million, or 7.3%, from $8.8 million in the same period of fiscal 2009 due primarily to the increased business activity causing commissions and sales expenses to increase.  Selling, general and administrative expenses as a percentage of net revenues increased to 9.4% for the third quarter of fiscal 2010 compared to 9.0% for the same period of fiscal 2009.

Research and Technical Expense. Research and technical expense was $0.6 million, or 0.6% of revenue, for the third quarter of fiscal 2010, a decrease of $0.1 million from $0.8 million, or 0.8% of net revenues, in the same period of fiscal 2009, due to the reductions in workforce during the second and fourth quarters of fiscal 2009.

Operating Income (Loss). As a result of the above factors, operating income in the third quarter of fiscal 2010 was $6.7 million compared to an operating loss of $(17.8) million in the same period of fiscal 2009.

Income Taxes. Income taxes were an expense of $3.0 million in the third quarter of fiscal 2010, an increase of $9.9 million from a benefit of $6.9 million in the same period of fiscal 2009, primarily due to pretax income.  The effective tax rate for the third quarter of fiscal 2010 was 44.4%, compared to 38.5% in the same period of fiscal 2009 primarily due to a change in the state apportionment factor, which lowered the blended state tax rate resulting in an unfavorable reduction of our deferred tax asset.

Net Income (Loss). As a result of the above factors, net income in the third quarter of fiscal 2010 was $3.7 million, an increase of $14.7 million from a net loss of $(10.9) million in the same period of fiscal 2009.

Results for the nine months ended June 30, 2010

Net Revenues.  Net revenues were $276.9 million in the first nine months of fiscal 2010, a decrease of 21.6% from $353.0 million in the same period of fiscal 2009, due to decreases in volume and average selling price per pound.   Volume was 13.1 million pounds in the first nine months of fiscal 2010, a decrease of 10.3% from 14.5 million pounds in the same period of fiscal 2009.  The aggregate average selling price was $21.21 per pound in the first nine months of fiscal 2010, a decrease of 12.6% from $24.27 per pound in the same period of fiscal 2009.

Cost of Sales. Cost of sales was $243.0 million, or 87.8% of net revenues, in the first nine months of fiscal 2010 compared to $335.5 million, or 95.0% of net revenues, in the same period of fiscal 2009. Cost of sales in the first nine months of fiscal 2010 decreased by $92.5 million as compared to the same period of fiscal 2009 due to lower volume, lower raw material costs, reduced manufacturing expense and workforce reductions.  This decrease was partially offset by reduced absorption of fixed manufacturing costs caused by lower production volumes, particularly that of sheet product.

Selling, General and Administrative Expense. Selling, general and administrative expense was $25.6 million for the first nine months of fiscal 2010, a decrease of $2.1 million, or 7.5%, from $27.7 million in the same period of fiscal 2009 due primarily to lower business activity causing commissions and sales expenses to decline and significant workforce reductions in the second and fourth quarters of fiscal 2009.  Selling, general and administrative expenses as a percentage of net revenues increased to 9.3% for the first nine months of fiscal 2010 compared to 7.9% for the same period of fiscal 2009 due primarily to reduced revenues.

Research and Technical Expense. Research and technical expense was $2.0 million, or 0.7% of revenue, for the first nine months of fiscal 2010, a decrease of $0.4 million from $2.4 million, or 0.7% of net revenues, in the same period of fiscal 2009, due to the reductions in workforce during the second and fourth quarters of fiscal 2009.

Impairment of Goodwill.  An impairment charge of $43.7 million was recorded in the second quarter of fiscal 2009 due to weakening of the U.S. economy and the global credit crisis resulting in a reduction of the Company’s market capitalization below its total stockholders’ equity value for a sustained period of time.  Please see Note 8 in the Notes to Consolidated Financial Statements for additional information.

Operating Income (Loss). As a result of the above factors, operating income in the first nine months of fiscal 2010 was $6.2 million compared to operating loss of $(56.3) million in the same period of fiscal 2009.

Income Taxes. Income taxes was an expense of $2.9 million in the first nine months of fiscal 2010, from a benefit of $(7.5) million in the same period of fiscal 2009, due to the Company generating pretax income rather than pretax loss.  The effective tax rate for the first nine months of fiscal 2010 was 45.6%, compared to 13.1% in the same period of fiscal 2009. The change in the effective tax rate is primarily attributable to a change in the state apportionment factor, which lowered the blended state tax rate resulting in an unfavorable reduction of our deferred tax asset. In addition, the non-deductible goodwill impairment charge lowered the effective tax rate in the first nine months of fiscal 2009.

Net Income (Loss). As a result of the above factors, net income in the first nine months of fiscal 2010 was $3.4 million, an increase of $52.7 million from a net loss of $(49.3) million in the same period of fiscal 2009.

Backlog

Increasing order entry activity contributed to improvement in backlog at June 30, 2010 as compared to March 31, 2010.  Backlog dollars were $130.9 million at June 30, 2010, an increase of approximately 5.1% from $124.6 million at March 31, 2010.  This increase is the result of a 7.5% increase in backlog average selling price, which was partially offset by a 2.2% decline in backlog pounds.  Management expects the backlog dollars and pounds to increase modestly through the next two fiscal quarters.

Liquidity

During the first nine months of fiscal 2010, the Company’s primary sources of cash were cash from operations and cash on-hand.  At June 30, 2010, the Company had cash and cash equivalents of approximately $58.6 million compared to cash and cash equivalents of approximately $105.1 million at September 30, 2009.

Net cash used in operating activities was $29.5 million in the first nine months of fiscal 2010 compared to net cash provided by operating activities of $97.0 million in the same period of fiscal 2009.  Several items contributed to the difference.  Cash used by increased inventory balances (net of foreign currency fluctuation) of $54.9 million was $159.4 million higher than cash provided by decreased inventory balances in the same period of fiscal 2009.  Cash used by increased accounts receivable of $7.8 million was $52.4 million higher than cash provided by accounts receivable in the same period of fiscal 2009.  Offsetting the above items, cash generated from accounts payable and accrued expenses of $17.5 million was $34.9 million higher than cash used in the same period of fiscal 2009 and cash generated from income taxes of $9.6 million was $39.1 million higher than cash used by income taxes in the same period of fiscal 2009.  Net cash used in investing activities was $9.3 million in the first nine months of fiscal 2010 compared to $7.3 million in the first nine months of fiscal 2009 due to higher capital expenditures.  Net cash used in financing activities in the first nine months of fiscal 2010 included $7.3 million in dividend payments compared to zero in the first nine months of fiscal 2009.

The Company’s sources of cash for fiscal 2010 are expected to consist primarily of cash generated from operations and cash on-hand.  In addition, the U.S. revolving credit facility provides borrowings in a maximum amount of $120.0 million, subject to a borrowing base formula and certain reserves. At June 30, 2010, the Company had cash of approximately $58.6 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to borrowing base and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

The Company’s primary uses of cash over the next twelve months are expected to consist of expenditures related to:

•                  funding operations;

•                  pension plan funding;

•                  capital spending; and

•                  dividends to stockholders.

New Bargaining Unit Agreement

On July 1, 2010, the Company announced that the membership of the United Steelworkers Local 2958 (USW) ratified an agreement covering approximately 485 employees at the Company’s Kokomo, Indiana plant and the Lebanon, Indiana service center.  The new three-year agreement includes a lump sum payout of four thousand dollars for covered employees and wage increases of 0.0%, 2.0% and 2.0% in 2010, 2011 and 2012.  This agreement succeeds an existing agreement that expired June 30, 2010.  The one-time lump sum payment total of $2.1 million (including employer taxes) was paid in July 2010 and will be expensed on a straight-line basis over the three-year life of the contract as the payment allows for a lower wage increase over the term of the agreement.

Dividend Declared

The Company announced today that the Board of Directors declared a regular quarterly cash dividend of $0.20 per outstanding share of the Company’s  common stock. The dividend is payable September 15, 2010 to stockholders of record at the close of business on September 1, 2010. The aggregate cash payout based on current shares outstanding will be approximately $2.4 million, or approximately $9.7 million on an annualized basis.

Outlook

Management expects that net revenues and volume in the fourth quarter of fiscal 2010 and first quarter of fiscal 2011 will at least equal and possibly improve from the levels of the third quarter of fiscal 2010.  Market demand and the mix of products being sold have improved since the fourth quarter of fiscal 2009. Improved market demand is primarily reflected by transactional service center business, where volume and pricing have improved throughout fiscal 2010, contributing to better than anticipated results. Although uncertainty in the marketplace continues, the Company’s backlog is showing signs that our end markets, particularly the aerospace market, are improving.

Management also expects that net income for the next two fiscal quarters will at least equal and possibly exceed that of the third fiscal quarter of 2010. Although volumes have increased, results for each quarter will continue to be unfavorably impacted by reduced absorption of fixed manufacturing costs due to less than optimal volumes.  In addition, the market environment continues to place downward pressure on prices. The unfavorable effect of both these items should have less of an impact on the Company’s operating results if the business environment continues to improve.

Controllable working capital increased by $45.2 million during fiscal 2010. Accounts receivable increased during fiscal 2010 due to increased sales, while days sales outstanding remained flat. Management anticipates that accounts receivable at fiscal year-end will be approximately equal to the current balance as net revenues are also expected to remain flat between quarters. Inventory increased significantly during the fiscal year due to staging of inventory for initiation of the inventory pull process, staging of inventory as safety stock for customers in the event of a work stoppage associated with the collective bargaining agreement negotiation and increased sales volumes. The process of reducing inventory started in July and management expects that by the end of fiscal 2010, inventory will decline by approximately $30.0 million.  Accounts payable and accrued expenses increased from the beginning of the year to equal $55.7 million at June 30, 2010 due to the increased inventory requirements and is anticipated, in conjunction with the inventory reduction, to approximate a balance of $40.0 million by the end of fiscal 2010. As a result of the above, and the net effect of other sources and uses of cash, management anticipates that the cash balance at June 30, 2010 of $58.6 million will increase to approximately $73.0 million by the end of fiscal 2010.

Earnings Conference Call

The Company will host a conference call on Friday, August 6, 2010 to discuss its results for the third quarter of fiscal 2010 for the period ended June 30, 2010. Mark Comerford, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, August 6, 2010	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)
8:00a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a replay will be available from Friday, August 6th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, August 20, 2010. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286	Conference ID: 354314

A replay of the Webcast will also be available at www.haynesintl.com until August 6, 2011.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, land-based gas turbine and chemical processing industries.

Regulation G Disclosure

This press release and the financial statements included in this release include non-GAAP financial measures. The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation contained in the attached financial statements, provides meaningful information and therefore we use it to supplement our GAAP guidance. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the reconciliations and to provide an additional measure of performance.

The Company recorded a non-cash goodwill impairment charge in the second quarter of 2009. This type of charge has not occurred frequently and the Company believes that excluding this charge will provide investors with a basis to compare the Company’s core operating results in different periods without this variability.

Cautionary Note Regarding Forward-Looking Statements

This Press Release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Those statements appear in a number of places in this Press Release and may include, but are not limited to, statements regarding the intent, belief or current expectations of the Company or its management with respect to strategic plans; revenues; financial results; backlog balance; trends in the industries that consume the Company’s products; global economic and political conditions; production levels at the Company’s Kokomo, Indiana facility; commercialization of the Company’s production capacity; the Company’s ability to develop new products; and labor agreement negotiations.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties, some of which are discussed in Item 1A. of Part 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, may affect the accuracy of forward looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Net revenues	$98,325	$101,271	$353,042	$276,898
Cost of sales	106,493	84,417	335,463	243,009
Gross profit (loss)	(8,168)	16,854	17,579	33,889
Selling, general and administrative expense	8,837	9,480	27,719	25,643
Research and technical expense	757	637	2,396	1,998
Impairment of goodwill	—	—	43,737	—
Operating income (loss)	(17,762)	6,737	(56,273)	6,248
Interest income	(42)	(43)	(70)	(157)
Interest expense	87	36	566	123
Income (loss) before income taxes	(17,807)	6,744	(56,769)	6,282
Provision for (benefit from) income taxes	(6,863)	2,997	(7,460)	2,865
Net income (loss)	$(10,944)	$3,747	$(49,309)	$3,417
Net income (loss) per share:
Basic	$(0.91)	$0.31	$(4.11)	$0.28
Diluted	$(0.91)	$0.31	$(4.11)	$0.28
Weighted average shares outstanding:
Basic	12,002,754	12,049,779	11,990,667	12,049,779
Diluted	12,002,754	12,161,957	11,990,667	12,157,708

Reconciliation of non-GAAP net income (loss):
Net income (loss) excluding non-cash charge for goodwill impairment	$(10,944)	$3,747	$(6,440)	$3,417
Charge for goodwill impairment	—	—	(43,737)	—
Goodwill tax benefit	—	—	868	—
Net income (loss) as reported	$(10,944)	$3,747	$(49,309)	$3,417

Reconciliation of non-GAAP EPS:
Earnings per share excluding non-cash charge for goodwill impairment	$(0.91)	$0.31	$(0.53)	$0.28
Charge per share for goodwill impairment	—	—	(3.65)	—
Goodwill tax benefit	—	—	0.07	—
Diluted net income (loss) per share	$(0.91)	$0.31	$(4.11)	$0.28

Schedule 2

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30, 2009	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$105,095	$58,590
Restricted cash—current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,310 and $1,288, respectively	47,473	53,497
Inventories	182,771	235,304
Income taxes receivable	24,348	14,660
Deferred income taxes	9,035	9,258
Other current assets	645	1,150
Total current assets	369,477	372,569
Property, plant and equipment, net	105,820	106,285
Deferred income taxes—long term portion	58,843	57,457
Prepayments and deferred charges	2,670	2,584
Restricted cash—long term portion	110	—
Intangible assets, net	7,230	6,811
Total assets	$544,150	$545,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,249	$42,528
Accrued expenses	10,312	13,149
Accrued pension and postretirement benefits	20,215	18,920
Revolving credit facilities	—	—
Deferred revenue — current portion	2,500	2,500
Current maturities of long-term obligations	110	107
Total current liabilities	62,386	77,204
Long-term obligations (less current portion)	1,482	1,382
Deferred revenue (less current portion)	40,329	38,455
Non-current income taxes payable	292	292
Accrued pension and postretirement benefits	160,862	155,804
Total liabilities	265,351	273,137
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,101,829 and 12,144,079 shares issued and outstanding at September 30, 2009 and June 30, 2010, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	227,734	228,876
Accumulated earnings	103,509	99,648
Accumulated other comprehensive loss	(52,456)	(55,967)
Total stockholders’ equity	278,799	272,569
Total liabilities and stockholders’ equity	$544,150	$545,706

Schedule 3

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

		Nine Months Ended June 30,
		2009	2010
	Cash flows from operating activities:
	Net income (loss)	$(49,309)	$3,417
	Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
	Depreciation	7,649	8,458
	Amortization	766	419
	Impairment of goodwill	43,737	—
	Stock compensation expense	994	1,142
	Excess tax benefit from option exercises	9	—
	Deferred revenue	(1,876)	(1,874)
	Deferred income taxes	2,858	1,139
	Loss on disposal of property	165	157
	Change in assets and liabilities:
	Accounts receivable	44,591	(7,782)
	Inventories	104,503	(54,945)
	Other assets	1,388	(555)
	Accounts payable and accrued expenses	(17,418)	17,493
	Income taxes	(29,371)	9,685
	Accrued pension and postretirement benefits	(11,658)	(6,256)
	Net cash provided by (used in) operating activities	97,028	(29,502)

	Cash flows from investing activities:
	Additions to property, plant and equipment	(7,463)	(9,413)
	Change in restricted cash	110	110
	Net cash used in investing activities	(7,353)	(9,303)

	Cash flows from financing activities:
	Dividends paid	—	(7,278)
	Net decrease in revolving credit facility	(11,812)	—
	Proceeds from exercise of stock options	848	—
	Excess tax benefit option exercise	(9)	—
	Payment for debt issuance costs	(316)	—
	Changes in long-term obligations	(1,449)	(103)
	Net cash used in financing activities	(12,738)	(7,381)

	Effect of exchange rates on cash	(79)	(319)
	Increase (decrease) in cash and cash equivalents	76,858	(46,505)
	Cash and cash equivalents, beginning of period	7,058	105,095
	Cash and cash equivalents, end of period	$83,916	$58,590

	Supplemental disclosures of cash flow information:
Cash paid during period for:	Interest (net of capitalized interest)	$512	$40
	Income taxes	$20,365	$839